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                                                                    Exhibit 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Digital Market, Inc.:

   We hereby consent to the use of our report dated June 18, 1999, except as to
Note 11, which is as of October 10, 1999, with respect to the balance sheets of Digital Market, Inc. as of March 31, 1999 and 1998 and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the Registration Statement (No. 333-91243) on Form S-1/A of Agile Software Corporation and is incorporated by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement (No. 333-55332) on Form S-4 of Ariba, Inc. and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus. Our report dated June 18, 1999, except as to Note 11, which is as of October 10, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG LLP

Mountain View, California

February 23, 2001